Exhibit 99.1

[Allmerica Logo Appears Here]

ALLMERICA FINANCIAL CORPORATION

Traded on the New York Stock Exchange under the symbol AFC

N E W S    R E L E A S E

ALLMERICA FINANCIAL CORPORATION REPORTS FOURTH QUARTER EARNINGS:

NET INCOME OF $1.18 PER SHARE COMPARED TO $0.26 PER SHARE LAST YEAR

AFTER TAX SEGMENT INCOME OF $1.10 PER SHARE COMPARED TO $0.57 PER SHARE LAST YEAR

WORCESTER, Mass., January 31, 2005—Allmerica Financial Corporation (NYSE: AFC) today reported net income for the fourth quarter of $63.1 million, or $1.18 per share, compared to net income of $14.0 million, or $0.26 per share in the fourth quarter of last year. For the full year, the company reported net income of $125.3 million, or $2.34 per share, compared to net income of $86.9 million, or $1.63 per share in 2003.

Total segment income after taxes was $58.9 million, or $1.10 per share in the fourth quarter, compared to $30.3 million, or $0.57 per share in the fourth quarter of last year. Segment income after taxes for the full year was $140.8 million, or $2.62 per share, compared to $92.4 million, or $1.74 per share in 2003. Segment income after taxes is presented consistent with the manner in which management evaluates operating results.

The company also reported that the Massachusetts Division of Insurance approved a $75.0 million dividend from the Life Companies to the holding company effective December 31, 2004.

“I am very pleased with our financial results and the progress we have made in repositioning the company,” said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. “Our fourth quarter results reflect continued improvement in our core property and casualty operations. Our Life Companies’ results also were solid, as evidenced by the growth in total adjusted statutory capital.”

Segment Results

Allmerica Financial consists of property and casualty operations, which represents ongoing business, and life operations, which is a run-off business consisting primarily of proprietary life insurance, annuity and guaranteed investment products previously issued by Allmerica’s life insurance subsidiaries.

The company conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, includes the results of our run-off business of life and annuity products and guaranteed investment contracts.

The following table shows segment income after taxes, and is presented in a manner consistent with the way management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income after taxes excludes the items listed in the table at the end of this document.

	Quarter ended December 31 (In millions)		Year ended December 31 (In millions)
	2004	2003	2004	2003
Property and Casualty:

Personal Lines(1)	$45.9	$25.3	$134.6	$34.3

Commercial Lines(2)	26.0	6.0	58.0	98.7

Other Property and Casualty	1.7	2.5	5.4	(15.5)

Total Property & Casualty	73.6	33.8	198.0	117.5

Life Companies	16.5	5.7	11.3	8.7

Interest expense on corporate debt	(10.0)	(10.0)	(39.9)	(39.9)

Total pre-tax segment income	80.1	29.5	169.4	86.3

Federal Income Taxes	(21.2)	0.8	(28.6)	6.1

Total segment income after taxes(3)	$58.9	$30.3	$140.8	$92.4

(1) Includes Personal Lines catastrophe losses of $(0.7) million and $4.6 million for the fourth quarter of 2004 and 2003, respectively; and $49.8 million and $35.6 million for the full year 2004 and 2003, respectively.

(2) Includes Commercial Lines catastrophe losses of $2.1 million and $5.5 million for the fourth quarter of 2004 and 2003, respectively; and $49.5 million and $23.8 million for the full year 2004 and 2003, respectively.

(3) See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty segment income was $73.6 million in the fourth quarter of 2004, up from $33.8 million in the fourth quarter of 2003. Earnings were higher in the quarter due to favorable loss performance in Personal Lines and Commercial Lines, partially offset by higher expenses.

Full-year Property and Casualty segment income was $198.0 million in 2004, compared to $117.5 million in 2003. Catastrophe losses in the current year net of reinsurance were $99.3 million compared to $59.4 million in the prior year. Prior-year segment earnings also include a charge of $21.9 million resulting from an adverse arbitration decision related to a single large property claim within a voluntary insurance pool. The company exited this pool in 1996. Excluding these items, segment income increased by $98.5 million due primarily to favorable loss performance in Personal Lines, partially offset by higher expenses.

Property and Casualty highlights:

•	Net premiums written were $513.1 million in the fourth quarter of 2004, compared to $524.6 million in the fourth quarter of 2003. Full-year net premiums written were $2,236.7 million in 2004 and $2,235.2 million in 2003.

•	Net premiums earned were $562.8 million in the fourth quarter of 2004, compared to $564.0 million in the fourth quarter of 2003. Full-year net premiums earned were $2,249.6 million in 2004 and $2,241.4 million in 2003.

•	In the fourth quarter of 2004, net pre-tax catastrophe losses were $1.4 million, compared to $10.1 million in the comparable period one year earlier. Net pre-tax catastrophe losses were $99.3 million for the full year, as compared to $59.4 million for all of 2003.

The following table summarizes the components of the statutory combined ratio for the Property and Casualty segment:

	Quarter ended December 31		Year ended December 31
	2004	2003	2004	2003
Personal Lines losses (excluding catastrophes)(1)	56.9%	62.6%	57.9%	66.1%

Commercial Lines losses (excluding catastrophes)(2)	53.8%	59.9%	50.9%	53.2%

Total P&C Losses (excluding catastrophes)	56.0%	61.7%	55.8%	63.1	%(3)

Catastrophe losses	0.2%	1.8%	4.4%	2.6%

Loss adjustment expenses	9.1%	7.6%	9.0%	8.0%

Policy acquisition and other underwriting expenses	34.3%	33.8%	31.8%	30.3%

Policyholders’ dividends	(0.3)%	(0.6)%	(0.1)%	NM

Combined Ratio	99.3%	104.3%	100.9%	104.0	%(3)

(1) Catastrophe losses would add (0.2) points and 1.2 points to the Personal Lines loss ratio in the fourth quarter of 2004 and 2003, respectively, and 3.3 points and 2.3 points to the full-year loss ratio for 2004 and 2003, respectively.

(2) Catastrophe losses would add 1.1 points and 3.1 points to the Commercial Lines loss ratio in the fourth quarter of 2004 and 2003, respectively, and 6.8 points and 3.3 points to the full-year loss ratio for 2004 and 2003, respectively.

(3) Excluding the effect of an adverse arbitration ruling in the second quarter of 2003 related to an exited voluntary insurance pool, the loss ratio is 62.1 percent and the combined ratio is 103.0 percent.

Personal Lines

Personal Lines segment income was $45.9 million in the quarter compared to $25.3 million in the prior year. For the full year, Personal Lines segment income was $134.6 million in 2004 compared to $34.3 million in 2003. Excluding net pre-tax catastrophe losses, Personal Lines segment income for the year was $184.4 million compared to $69.9 million in the prior year.

Personal Lines results improved for both the quarter and the year, despite higher catastrophe losses, primarily due to favorable loss performance. The current quarter loss ratio excluding catastrophes was 5.7 points better than the prior-year quarter. The current full-year loss ratio, excluding catastrophes, was 8.2 points better than the full-year 2003. The major factors driving this improvement were:

•	Continued impact of rate increases in both personal automobile and homeowners.

•	Improved frequency of current year losses for the quarter in both personal automobile and homeowners.

•	A change in development of prior year loss reserves, with $5.6 million of adverse development in the current quarter compared to $6.4 million of adverse development in the year-ago quarter. For the full year, the development of prior year loss reserves was $10.4 million favorable in 2004 compared to $25.3 million unfavorable in 2003.
•	Ongoing actions taken to improve the profitability of our Massachusetts personal auto mobile business.

Personal Lines highlights:

•	Net premiums written were $341.4 million in the fourth quarter of 2004, compared to $367.9 million in the fourth quarter of 2003. Net premiums written for the full year 2004 were $1,487.3 million, compared to $1,537.8 million in 2003.

•	Net premiums earned were $376.3 million in the fourth quarter of 2004, compared to $387.7 million in the fourth quarter of 2003. Net premiums earned for the full year 2004 were $1,521.1 million, compared to $1,522.1 million in 2003.

•	The Personal Lines statutory combined ratio was 97.1% in the fourth quarter, versus 101.5% in the same period last year. The full-year Personal Lines statutory combined ratio was 98.6%, versus 104.6% in 2003.

•	Net pre-tax catastrophe losses were $(0.7) million, or (0.2) points of the combined ratio for the fourth quarter of 2004 compared to $4.6 million, or 1.2 point of the combined ratio for the fourth quarter of 2003. For the full year, net pre-tax catastrophe losses were $49.8 million, or 3.3 points of the combined ratio in 2004 versus $35.6 million, or 2.3 points of the combined ratio in 2003.

Commercial Lines

Commercial Lines segment income was $26.0 million in the quarter, compared to $6.0 million in the fourth quarter of 2003. For the full year, Commercial Lines segment income was $58.0 million in 2004 compared to $98.7 million in 2003. Excluding net pre-tax catastrophe losses, Commercial Lines segment income was $107.5 million, compared to $122.5 million in the prior year.

Commercial Lines earnings in the quarter benefited from an improvement in the development of prior year reserves. The current quarter’s loss ratio excluding catastrophes was 6 points better than the prior-year quarter. This was driven entirely by a favorable change in prior year reserve development.

For the full year, ex-catastrophe segment income was lower by $15 million as favorable loss performance for the year was more than offset by higher expenses. The current full-year loss ratio excluding catastrophes improved by 2.3 points over 2003.

Expenses in this segment were higher for the full year due to higher loss adjustment expenses and other operating expenses. Loss adjustment expenses in 2003, as compared to 2004, benefited from higher favorable development in prior years’ loss adjustment expense reserves. Loss adjustment expenses in 2004 were also impacted by higher personnel costs, as a result of increased catastrophe activity, and higher litigation activity. Policy acquisition and other operating expenses increased for the year in 2004, resulting from the increased investment in people and technology associated with the company’s Commercial Lines growth strategy.

Expenses in this segment were only slightly higher in the quarter. Higher loss adjustment expenses for the aforementioned reasons were partially offset by lower underwriting expenses in the quarter.

Commercial Lines highlights:

•	Net premiums written were $171.7 million in the fourth quarter of 2004, compared to $156.7 million in the fourth quarter of 2003. Net premiums written for the full year 2004 were $749.2 million, compared to $697.1 million in 2003.

•	Net premiums earned were $186.5 million in the fourth quarter of 2004, compared to $176.3 million in the fourth quarter of 2003. Net premiums earned for the full year 2004 were $728.3 million, compared to $719.0 million in 2003.

•	The Commercial Lines statutory combined ratio was 103.0% in the fourth quarter, compared to 111.5% in the same period last year. The full year Commercial Lines statutory combined ratio was 105.1%, versus 99.4% in 2003.

•	Net pre-tax catastrophe losses were $2.1 million, or 1.1 points of the combined ratio in the fourth quarter versus $5.5 million, or 3.1 points of the combined ratio in the fourth quarter of 2003. Full-year net pre-tax catastrophe losses were $49.5, or 6.8 points of the combined ratio in 2004, versus $23.8 million, or 3.3 points of the combined ratio in 2003.

Other Property & Casualty

Other Property & Casualty segment income was $1.7 million in the quarter, compared to $2.5 million in the prior year. Other Property & Casualty segment income was $5.4 million for the full year 2004, compared to a loss of $15.5 million in 2003. The prior-year segment loss includes a charge of $21.9 million resulting from an adverse arbitration decision related to a single large property claim within a voluntary insurance pool. Other Property & Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

The Life Companies reported segment income of $16.5 million in the fourth quarter of 2004, compared to $5.7 million in 2003.

The segment income in the fourth quarter of 2004 benefited from lower amortization of deferred policy acquisition costs (DAC) and lower guaranteed minimum death benefit (GMDB) expense, net of hedge losses. This was driven by the strong equity market performance in the quarter, and resulted in full-year segment income of $11.3 million for 2004, compared to $8.7 million for 2003.

Segment income excluding certain non-cash items was $13.6 million in the quarter versus $37.9 million in the third quarter of 2004. This decrease was primarily due to the performance of the equity market, which resulted in derivatives losses of $19.7 million in the current quarter. This compares to derivatives gains of $5.9 million in the third quarter of 2004 due to declines in the equity market. These derivatives losses are related to our GMDB hedging program, which is designed to generate gains during a falling equity market and losses during a rising equity market to offset changes in the underlying GMDB exposure.

The Life Companies segment income is expected to continue to be volatile due to the hedge program and the impact of the SOP 03-1 rules on GMDB reserve and DAC accounting. The inherent volatility is due to several factors, with the most significant being equity market levels. Life Companies segment income is also affected by changes in interest rates, surrenders and any deviation between the performance of the underlying mutual funds and the indices associated with futures contracts in connection with the hedging program.

Life Companies highlights:

•	Life operations segment income excluding certain non-cash items was $13.6 million in the fourth quarter and $118.7 million for the full-year 2004. Segment income excluding certain non-cash items, which is a non-GAAP financial measure, is reconciled to segment income at the end of this document.

•	The Massachusetts Division of Insurance approved a $75.0 million dividend to the holding company effective December 31, 2004.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at December 31, 2004 was $581.9 million, compared to $610.7 million at September 30, 2004 and $553.4 million at December 31, 2003. Total adjusted statutory capital at December 31, 2004 has been reduced by the $75.0 million dividend to the holding company.

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 472 percent at December 31, 2004 up from 465 percent at September 30, 2004 and 365 percent at December 31, 2003.

•	In the fourth quarter, individual annuity redemptions were $478.3 million compared to $491.7 million in the third quarter of 2004 and approximately $505.9 million in the fourth quarter of 2003.

Investment Results

Net investment income was $99.4 million for the fourth quarter of 2004, compared to $109.1 million in the same period of 2003. For the full year, net investment income was $414.5 million compared to $455.7 million in 2003. In both periods, net investment income decreased primarily due to lower invested assets in the Life Companies, resulting from surrenders in the general account, a reduction in outstanding guaranteed investment contract balances and the sale of the company’s fixed universal life insurance business. Invested assets in the P&C Segment continue to grow due to increased cash flows. This is somewhat dampened by the decline in portfolio yields, driven by a shift in the portfolio to higher credit quality bonds and lower current interest rates.

Fourth quarter 2004 pre-tax net realized investment gains were $10.4 million, compared to $5.7 million in the same period of 2003. In the current quarter, pre-tax net realized investment gains of $11.3 million from sales of investments were partially offset by $0.9 million of capital losses resulting from impairments on certain fixed maturity and equity securities. In the fourth quarter of 2003, pre-tax net realized investment gains of $11.2 million from sales of investments were partially offset by $5.4 million of capital losses resulting from impairments on certain fixed maturity and equity securities.

Full year 2004 pre-tax net realized investment gains were $28.7 million, compared to $24.1 million in 2003. In 2004, pre-tax net realized investment gains of $44.4 million from sales of investments were partially offset by $8.7 million of derivatives losses and $7.0 million of capital losses resulting from impairments on certain fixed maturity and equity securities. In 2003, pre-tax net realized investment gains of $87.7 million from sales of investments were partially offset by $61.6 million of capital losses resulting from impairments on certain fixed maturity and equity securities.

Balance Sheet

Shareholders’ equity was $2.3 billion, or $43.91 per share at December 31, 2004, compared to $2.2 billion, or $41.89 per share at December 31, 2003. Excluding accumulated other comprehensive income, book value was $43.85 per share at the close of the fourth quarter, compared to $41.59 per share at December 31, 2003.

Total assets were $23.5 billion at December 31, 2004, compared to $25.1 billion at year-end 2003. Separate account assets were $10.5 billion at December 31, 2004, versus $11.8 billion at December 31, 2003. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities as well as the sale of the company’s fixed universal life insurance line of business.

Earnings Conference Call

Allmerica Financial Corporation will host a conference call to discuss the company’s fourth quarter results on Tuesday, February 1st at 10:00 a.m. Eastern time. Interested investors and others can listen to the call through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

Allmerica Financial Corporation’s fourth quarter Earnings Press Release and Statistical Supplement are also available in the Investor Relations section at www.allmerica.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Investor Relations”. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the company’s decision to close its broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program. The performance of the hedging program is dependent on, among other things, the future performance and volatility of the equity market, the extent to which the performance of the various hedging instruments correlates with the investment performance of the underlying annuity sub-accounts, the continued availability of equity index futures and redemption and mortality patterns in the company’s annuity contracts.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

Contact Information

Investors:

Sujata Mutalik

E-mail: smutalik@allmerica.com

1-508-855-3457

Media:

Micheal F. Buckley

E-mail: mibuckley@allmerica.com

1-508-855-3099

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended December 31		Year ended December 31
	2004	2003	2004	2003
Net income	$63.1	$14.0	$125.3	$86.9
Net income per share(1)	$1.18	$0.26	$2.34	$1.63
Weighted average shares	53.7	53.5	53.7	53.2

The following is a reconciliation from segment income to net income(2):

PER SHARE DATA (DILUTED) (1)	Quarter ended December 31				Year ended December 31
	2004		2003		2004		2003
	$	Per Share	$	Per Share	$	Per Share	$	Per Share
Property and Casualty

Personal Lines	$45.9	—	$25.3	—	$134.6	—	$34.3	—

Commercial Lines	26.0	—	6.0	—	58.0	—	98.7	—

Other Property & Casualty	1.7	—	2.5	—	5.4	—	(15.5)	—

Total Property and Casualty	73.6	—	33.8	—	198.0	—	117.5	—

Life Companies	16.5	—	5.7	—	11.3	—	8.7	—

Interest expense on corporate debt(3)	(10.0)	—	(10.0)	—	(39.9)	—	(39.9)	—

Total segment income	$80.1	$1.49	$29.5	$0.55	$169.4	$3.15	$86.3	$1.62

Federal income tax (expense) benefit on segment income	(21.2)	(0.39)	0.8	0.02	(28.6)	(0.53)	6.1	0.12

Total segment income after federal income taxes	58.9	1.10	30.3	0.57	140.8	2.62	92.4	1.74

Federal income tax settlement	0.1	—	—	—	30.4	0.57	—	—

Net realized investment gains, net of taxes and amortization	5.2	0.10	4.0	0.07	16.1	0.30	10.4	0.19

Gain (loss) on derivatives, net of taxes	0.5	0.01	(5.4)	(0.10)	0.8	0.01	(4.5)	(0.08)

Gain (loss) from retirement of trust instruments supported by funding obligations, net of taxes	0.1	—	—	—	(0.1)	—	3.7	0.07

Restructuring costs, net of taxes	(1.7)	(0.03)	(14.9)	(0.28)	(5.5)	(0.10)	(18.7)	(0.35)

Income from sale of universal life business, net of taxes	—	—	—	—	—	—	3.6	0.06

Income before effect of accounting change	63.1	1.18	14.0	0.26	182.5	3.40	86.9	1.63

Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	(57.2)	(1.06)	—	—

Net income	$63.1	$1.18	$14.0	$0.26	$125.3	$2.34	$86.9	$1.63

Net income (loss) includes the following items (net of taxes) by segment:

	Quarter ended December 31, 2004
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains, net of taxes and amortization	$0.6	$1.0	$0.1	$3.5	$5.2

Gains on derivatives, net of taxes	—	—	—	0.5	0.5

Gains from retirement of trust instruments supported by funding obligations, net of taxes	—	—	—	0.1	0.1

Restructuring costs, net of taxes	(0.8)	(1.3)	—	0.4	(1.7)

Federal income tax settlement	—	—	—	0.1	0.1

	Quarter ended December 31, 2003
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains net of taxes and amortization	$0.5	$0.6	$1.1	$1.8	$4.0

Losses on derivatives, net of taxes	—	—	—	(5.4)	(5.4)

Restructuring costs, net of taxes	—	—	—	(14.9)	(14.9)

	Year ended December 31, 2004
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains, net of taxes and amortization	$5.0	$5.1	$3.0	$3.0	$16.1

Gains on derivatives, net of taxes	—	—	—	0.8	0.8

Losses from retirement of trust instruments supported by funding obligations, net of taxes	—	—	—	(0.1)	(0.1)

Restructuring costs, net of taxes	(0.8)	(1.3)	—	(3.4)	(5.5)

Federal income tax settlement	—	—	—	30.4	30.4

Cumulative effect of change in accounting principle, net of taxes	—	—	—	(57.2)	(57.2)

	Year ended December 31, 2003
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and amortization	$3.2	$3.3	$(2.0)	$5.9	$10.4

Losses on derivatives, net of taxes	—	—	—	(4.5)	(4.5)

Gains from retirement of trust instruments supported by funding obligations, net of taxes	—	—	—	3.7	3.7

Restructuring costs, net of taxes	—	0.2	—	(18.9)	(18.7)

Income from sale of universal life business, net of taxes	—	—	—	3.6	3.6

The following is a reconciliation of the Life Companies segment income to the Life Companies segment income excluding certain non-cash items:

	Quarter ended December 31, 2004	Year ended December 31, 2004
Life Companies segment income	$16.5	$11.3

Deferred acquisition cost operating amortization, net	14.6	130.8

Property, plant and equipment depreciation, net	0.8	3.2

Statement of Position 98-1 amortization, net	0.7	4.1

Change in guaranteed minimum death and income benefit reserves	(19.0)	(30.7)

Total segment income excluding certain non-cash items	$13.6	$118.7

(1) Basic net income per share was $1.19 and $0.26 for the quarters ended December 31, 2004 and 2003, respectively, and $2.36 and $1.64 for the years ended December 31, 2004 and 2003, respectively.

(2) In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(3) In compliance with Statement of Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Statement of Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”, items previously disclosed as “Minority Interest: distributions on mandatorily redeemable preferred securities of a subsidiary trust” are now included in the Corporate segment.

All figures reported are unaudited.